UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2014 (October 24, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2014, American Realty Capital – Retail Centers of America, Inc. (the “Company”), as general partner of American Realty Capital Retail Operating Partnership, L.P. (the “Operating Partnership”), executed a Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Second Amended and Restated Limited Partnership Agreement”) with the limited partners party thereto to, among other things:

(i) revise the calculation of distributions due to the Special Limited Partner (as defined in the Second Amended and Restated Limited Partnership Agreement) pursuant to a Listing Note, Termination Base Note, Termination Listing Note, Termination Liquidity Promote or Investment Liquidity Promote (each as defined in the Second Amended and Restated Limited Partnership Agreement) such that the market value component of each calculation is determined: (a) in the case of a listing, by the average closing price per share of common stock of the Company over a period 180 to 210 days after the listing; (b) in the case of a merger, by the value accorded to the shares of common stock of the Company in the applicable transaction documents governing the merger; and (c) in the case of an asset sale, by the net sales proceeds distributed to the holders of common stock of the Company;

(ii) add provisions relating to the process whereby limited partners of the Operating Partnership may require the Operating Partnership to redeem their OP Units (as defined in the Second Amended and Restated Limited Partnership Agreement); and

(iii) remove the oversight fee and excess oversight fee concepts from provisions related to the calculation and issuance of Class B Units (as defined in the Second Amended and Restated Limited Partnership Agreement).

This summary of the material terms of the Second Amended and Restated Limited Partnership Agreement is qualified in its entirety by the Second Amended and Restated Limited Partnership Agreement. The Second Amended and Restated Limited Partnership Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: October 30, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors